Exhibit 10.4

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this "Agreement") is made and entered into as of August 24, 2015 by and among ABT Holdings, Inc. formerly known as ABT Mining Co. Inc., an Idaho corporation (the "Company"), Benjamin Art and Grigori Sedrakyan (collectively known as the “Member Shareholders” or “Sellers”), individuals residing in Glendale, California.

WHEREAS, Member Shareholders, on a fully diluted basis, collectively and directly own 100% of all issued and outstanding equity and membership interests ("Company Shares") in following entities - Scoobeez, a California Corporation, Scoobur LLC, a California Limited Liability Company, I Scooter Rental LLC, a Nevada Corporation, and Scoobeez Global, Inc., an Idaho Corporation (collectively known as “Scoobeez”);

WHEREAS, Sellers desire to sell, and the Company desires to purchase, free and clear of any and all liens (as defined herein), an aggregate of 76.00% of Company Shares in Scoobeez (Schedule II) for an aggregate purchase price of $1,296,000 (Schedule I), as set forth herein; and

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Sellers agree to sell, convey, assign, transfer and deliver to the Company, and the Company agrees to purchase from Sellers, 76.00% Company Shares (the "Purchased Shares") of Scoobeez, free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, "Liens"), in such amounts set forth on Schedule I hereto in respect of each Seller.

Section 1.2 Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to the Company of the Purchased Shares, the Company shall pay to Sellers, for an aggregate amount in two convertible notes of one million and two hundred thousand dollars ($1,200,000, the “Convertible Notes” or “Notes”, Schedule I) with the first Convertible Note to be issued to Benjamin Art for seven hundred and twenty thousand dollars ($720,000) and the second Convertible Note to be issued to Grigori Sedrakyan for four hundred and eighty thousand dollars ($480,000), and the third cash to Grigori Sedrakyan or his nominated assignee for sixty thousand dollars ($60,000) to be paid in 360 days as per the schedule within this document and thirty six thousand dollars ($36,000) in cash to Sellers for a total purchase price of one million three hundred and twenty thousand ($1,296,000). The parties hereto intend that, immediately following the Agreement, Scoobeez will be a regular subsidiary of the Company.

Section 1.3 Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party.

Section 1.4 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on August 27, 2015 (the "Closing Date"), provided that the obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement shall be conditioned upon there being no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition having been issued, enacted or promulgated by a court or other governmental authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder.

Section 1.5 Closing Delivery.

(a) At or prior to the Closing Date, in accordance with Section 1.1 hereof, each Seller shall deliver or cause to be delivered to the Company, at an address to be designated in writing by the Company, the certificates representing the Purchased Shares to be purchased on the Closing Date as set forth on Schedule I hereto in respect of each Seller, duly and validly endorsed or accompanied by stock powers duly and validly executed in blank and sufficient to convey to the Company good, valid and marketable title in and to such Purchased Shares, free and clear of any and all Liens.

(b) On the Closing Date, upon confirmation from the Company that all documents have been delivered in accordance with Section 1.1 and Section 1.5(a) hereof, the Company shall deliver or cause to be delivered to Sellers the cash amounts not later than thirty days from the date of this Agreement set forth on Schedule I hereto in respect of each Seller, by wire transfer of available funds to such accounts, on behalf of Sellers, has specified in writing prior to such Closing Date.

(c) Each party hereto further agrees to execute and deliver such other instruments as shall be reasonably requested by a party hereto to consummate the transactions contemplated by this Agreement.

ARTICLE II

COVENANTS

Section 2.1 Public Announcement; Public Filings.

(a) Upon execution of this Agreement, the Company shall issue a press release as shall be mutually agreed by the Company and Sellers. No party hereto nor any of its respective Affiliates shall issue any press release or make any public statement relating to the transactions contemplated hereby (including, without limitation, any statement to any governmental or regulatory agency or accrediting body) that is inconsistent with, or are otherwise contrary to, the statements in the press release.

(b) Promptly following the date hereof, Sellers shall cause to be filed with the relevant State and regulatory authorities an amendment to their most recent Statement of Information, and prior to filing will provide the Company and its counsel a reasonably opportunity to review and comment upon such amendment.

Section 2.2 Confidentiality. Sellers shall not disclose and shall maintain the confidentiality of (and shall cause their respective Affiliates, directors, officers and employees to not disclose and to maintain the confidentiality of) any non-public information which relates to the business, legal or financial affairs of the Company (the "Confidential Information"). Sellers shall use at least the same degree of care to safeguard and to prevent the disclosure, publication or dissemination of the Confidential Information as they respectively employ to avoid unauthorized disclosure, publication or dissemination of their own information of a similar nature, but in no case less than reasonable care. In the event that a Seller (or any Affiliate, director, officer or employee) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller shall (a) notify the Company promptly so that the Company may seek a protective order or other appropriate remedy and (b) cooperate with the Company in any effort the Company undertakes to obtain a protective order or other remedy. In the event that no such protective order or other remedy is obtained, the applicable party shall disclose to the person compelling disclosure only that portion of the Confidential Information which such party is advised by counsel is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Confidential Information so disclosed.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

SELLERS

Each of Sellers hereby makes, severally with respect to itself or himself only and not with respect to any other such party, the following representations and warranties to the Company:

Section 3.1 Existence; Authority. Such Seller, as applicable, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Seller, as applicable, has all requisite competence, power and authority to execute and deliver this Agreement and the Amendment, to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Amendment.

Section 3.2 Enforceability. This Agreement has been duly and validly executed and delivered by such Seller, as applicable, and, upon its execution and delivery, the Amendment will be duly and validly executed and delivered by such party, and, assuming due and valid authorization, execution and delivery by the Company, this Agreement and the Amendment will constitute the legal, valid and binding obligations of such Seller, as applicable, enforceable against such person in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles.

Section 3.3 Ownership. Such Seller is the beneficial owner of the Purchased Shares set forth opposite its name on Schedule I hereto, free and clear of any and all Liens. Such Seller has full power and authority to transfer full legal ownership of its respective Purchased Shares to the Company, and such Seller is not required to obtain the approval of any person or governmental agency or organization to effect the sale of the Purchased Shares.

Section 3.4 Good Title Conveyed. All Purchased Shares sold by such Seller hereunder, shall be free and clear of any and all Liens and good, valid and marketable title to such Purchased Shares will effectively vest in the Company at the Closing.

Section 3.5 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of such Seller, as applicable, threatened against such party that could impair the ability of such Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.6 Other Acknowledgments.

(a) Each of Sellers hereby represents and acknowledges, severally with respect to itself or himself only and not with respect to any other such party, that it or he is a sophisticated investor and that it or he knows that the Company may have material Confidential Information concerning the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to Sellers' decision to sell the Purchased Shares or otherwise materially adverse to Sellers' interests. Each of Sellers acknowledges and agrees, severally with respect to itself or himself only and not with respect to any other such party, that the Company shall have no obligation to disclose to it or him any such information and hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it has or may have against the Company and their respective Affiliates, officers, directors, employees, agents and representatives based upon, relating to or arising out of nondisclosure of such information or the sale of the Purchased Shares hereunder.

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(b) Each of Sellers further represents, severally with respect to itself or himself only and not with respect to any other such party, that it or he has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Shares and has, independently and without reliance upon the Company, made its or his own analysis and decision to sell the Purchased Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Purchased Shares, such Seller, as applicable, is relying on the Company (or any agent or representative thereof). Such Seller, as applicable, has carefully considered and, to the extent it or he believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Purchased Shares. Each of Sellers, acknowledges, severally with respect to itself or himself only and not with respect to any other such party, that none of the Company or any of their respective directors, officers, subsidiaries or Affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

(c) Each of Sellers represents, severally with respect to itself only and not with respect to any other such party, that (1) the sale of the applicable Purchased Shares by such Seller (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to such Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE COMPANY

The Company makes the following representations and warranties to Sellers:

Section 4.1 Existence; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

Section 4.2 Enforceability. This Agreement has been duly and validly executed and delivered by the Company and, upon its execution and delivery, and, assuming due and valid authorization, execution and delivery by Sellers, this Agreement constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles. The purchase of the Purchased Shares by the Company (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to the Company.

Section 4.3 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against such party that could impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

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ARTICLE V

MISCELLANEOUS

Section 5.1 Survival. Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the Closing. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Except as expressly set forth in this Agreement, no party has made any representation warranty, covenant or agreement.

Section 5.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy or mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto addressed as follows:

If to the Company:

ABT Holdings, Inc.

225 S Lake Avenue, Suite 300,

Pasadena, CA 91101

Attention: Shahan Ohanessian

President and Secretary

If to any Seller, Benjamin Art and Grigori Sedrakyan

c/o Scoobeez

640 Irving Avenue,

Glendale, CA 91201

Section 5.3 Certain Definitions. As used in this Agreement, (a) the term "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and shall include persons who become Affiliates of any person subsequent to the date hereof; and (b) the Company, and each Seller are referred to herein individually as a "party" and collectively as "parties."

Section 5.4 Specific Performance. The Company, on the one hand, and Sellers, on the other hand, acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

Section 5.5 No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

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Section 5.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding. The parties agree that the court making any such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of, delete specific words or phrases in, or replace any such invalid or unenforceable provision with one that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld) except as set forth in Section 1.5(a). Any purported assignment of a party's rights under this Agreement in violation of the preceding sentence shall be null and void.

Section 5.8 Entire Agreement; Amendments. This Agreement (including any Schedules and Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

Section 5.9 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Idaho, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction

Section 5.11 Submission to Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction and service and venue in any federal or state court sitting in the State of Idaho for the purposes of any action, suit or proceeding arising out of or with respect to this Agreement. Each of the parties irrevocably and unconditionally waives any objections to the laying of venue of any action, suit or proceeding relating to this Agreement in any federal or state court sitting in the State of Idaho, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY.

Section 5.12 Counterparts; Facsimile. This Agreement may be executed in counterparts, including by facsimile or PDF electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 5.13 Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.14 Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm's length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

ABT Holdings, Inc. (formerly known as ABT Mining Co. Inc.)

By:	/s/ Shahan Ohanessian
Name: Shahan Ohanessian
Title: President and Secretary

Seller of Purchased Shares of Scoobeez (Benjamin Art)

By:	/s/ Benjamin Art
Name: Benjamin Art
Title: Owner of Scoobeez

Seller of Purchased Shares of Scoobeez (Grigori Sedrakyan)

By:	/s/ Grigori Sedrakyan
Name: Grigori Sedrakyan
Title: Owner of Scoobeez

Schedule I

Payments to Sellers

Name of Seller	Issue Date	Convertible Note	Maturity Date
Benjamin Art	Closing Date	$720,000	$720,000
Grigori Sedrakyan	Closing Date	$480,000	$480,000
Grigori Sedrakyan or his Assignee

I.	Benjamin Art – Convertible Note, Face Value: $720,000

II.	Grigori Sedrakyan – Convertible Note, Face Value: $480,000

III.	Grigori Sedrakyan or his Assignee – Cash Consideration: $60,000

IV.	Cash Consideration: The Company promises to pay to Scoobeez, a cash consideration of $36,000 no later than 30 days from the closing date of this Agreement. Sellers have the right to convert the Note into common stock of the Company equaling the face value of the after one year anniversary of this Agreement.

V.	Conversion Rights: Further, The Holder shall have the right on or after 365 days from the date of this Note to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non- assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the conversion price (the "Conversion Price") determined as provided herein (a "Conversion"); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock.

Schedule II

Share Structure after Issuance of Purchased Shares

Name of Seller	ABT’s Shares and Ownership %	Benjamin’s Shares and Ownership %	Grigori’s Shares and Ownership %	Total
Scoobeez	76.00%	15.00%	9.00%	100.00%
Scoobur LLC	76.00%	15.00%	9.00%	100.00%
Scoobeez LLC	76.00%	15.00%	9.00%	100.00%
I Scooter Rental LLC	76.00%	15.00%	9.00%	100.00%
Scoobeez Global, Inc.	76.00%	15.00%	9.00%	100.00%